 Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated June 30, 2025, which appears in the Annual Report on Form 20-F on July 31, 2026 relating to the consolidated balance sheets of Solowin Holdings and its subsidiaries (collectively the “Company”) as of March 31, 2025 and the related consolidated statements of loss (income) and comprehensive loss (income), changes in shareholders’ equity, and cash flows for each of the two years in the period ended March 31, 2025.

San Mateo, California	WWC, P.C.
July 31, 2026	Certified Public Accountants
PCAOB ID No.1171